Exhibit 10.31

MANAGEMENT SERVICE AGREEMENT

THIS MANAGEMENT SERVICE AGREEMENT (hereinafter called “Agreement”) is made effective as of the 30th day of August, 1996, between Patrons Mutual Insurance Company of Connecticut, a Connecticut corporation (“Patrons Connecticut”), and Patrons Fire Insurance Company of Rhode Island, a Rhode Island corporation (“Patrons Rhode Island”).

RECITALS

WHEREAS, Patrons Connecticut has extensive experience in the operation of its insurance business and has trained personnel, equipment and facilities for conducting its present and future insurance operations (which term as hereinafter used shall include reinsurance and investment operations and activities incidental, ancillary or complementary to an insurance business); and in time it is expected that Patrons Rhode Island may develop such experience, personnel, equipment and facilities; and

WHEREAS, Patrons Connecticut and Patrons Rhode Island desire to arrange that such party having the appropriate experience, personnel, equipment and facilities shall provide services and facilities upon request, to the party in need of such services and facilities, and desire to provide generally for such events; and

WHEREAS, the parties desire to provide for the performance of certain administrative and other services (hereinafter called “services”) for their insurance operations and desire further to arrange to make use in their day-to-day operations of certain property, equipment and facilities (hereinafter called “facilities”) of the parties as each may from time to time request, and the parties contemplate that this arrangement will result in certain operating economies and will improve services to the mutual benefit of them; and

WHEREAS, the parties desire to assure that all charges for services and the use of facilities incurred hereunder are reasonable and are arrived at in a fair and equitable manner; and

WHEREAS, the parties desire to identify generally the services to be rendered and the facilities to be used; and

WHEREAS, to the extent a party provides services or facilities to the other pursuant to the terms of this Agreement it may be denominated a “provider” and to the extent that it receives services or the use of facilities of the other it may be denominated a “recipient”.

Now, therefore, in consideration of the premises and of the promises set forth herein, the parties agree as follows:

1. PERFORMANCE OF SERVICES AND JOINT USE OF FACILITIES.

(a) Services. Each party agrees, to the extent requested by the other, to perform services of a type similar to that which provider customarily performs in the course of its own insurance operations for the recipient as such recipient may determine to be reasonably necessary in the conduct of its insurance operations. The services which a provider shall perform in whole or in part for the recipient may include, but need not be limited to: accounting, tax and auditing services; legal services; actuarial services; employee benefit plans and personnel administration; sales services; software development services; electronic data processing operations; communications operations and investment services.

(b) Facilities. Each party agrees to the extent requested by a recipient to make available its facilities to the recipient as the recipient may determine to be reasonably necessary in the conduct of its insurance operations. The facilities of a provider which the recipient may use in whole or in part shall include, but need not be limited to: electronic data processing equipment; business property, whether owned or leased; communications equipment; and a security vault.

(c) Best Efforts. Each party agrees at all times to use its best efforts to maintain sufficient personnel and facilities of the kind necessary to perform this Agreement, in accordance with the reasonable requests of a recipient and upon reasonable notice to the provider. If, however, a provider determines that for any reason, including its own needs, it is or will be unable to perform any service or provide any facility under this Agreement, it shall immediately notify the recipient so that the recipient can make other arrangements for such service or facility.

(d) Designation of Capacity of Personnel. Even though a provider utilizes its personnel to perform services for a recipient pursuant to this Agreement, such personnel shall at all times remain employees of the provider. The provider shall alone retain full liability to such personnel for their welfare, salaries, fringe benefits, legally required employee contributions and tax obligations.

(e) Status of Facilities. No facility of a provider used in performing services for or subject to use by a recipient shall be deemed to be transferred, assigned, conveyed or leased by performance or use pursuant to this Agreement, except as the provider and recipient may otherwise agree in writing. The amount charged as rent for any facilities leased pursuant to any such writing shall be computed in accordance with the provisions of Section 2 of this Agreement.

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(f) Exercise of Judgment in Rendering Services. In providing any service hereunder which requires the exercise of judgment by the provider, the provider will endeavor to perform such service in accordance with any reasonable and appropriate standards and guidelines the recipient develops and communicates to the provider.

(g) Control. The performance or receipt of services or the making available or use of facilities pursuant to this Agreement shall in no way impair the absolute control of the business and operations of each of the parties by its own Board of Directors.

2. CHARGES. Recipient agrees to pay to the provider a charge equal to all expenses, direct and indirect, reasonably and equitably determined by the provider to be attributable to the recipient for services and facilities provided by the former to the latter pursuant hereto, except to the extent application of laws or regulations would otherwise require.

The bases for determining such charges to the recipient shall be similar to those used by the provider for internal cost distribution including, where applicable, time records prepared for this purpose. Such bases shall be modified and adjusted where necessary or appropriate to reflect fairly and equitably the actual incidence of cost incurred by the provider on behalf of the recipient.

The provider’s determination of charges hereunder shall be conclusive as between such parties, except that if the recipient objects to any such determination, it shall so advise the provider within thirty (30) days of receipt of notice of said determination. Unless such parties can reconcile any such objection, or otherwise agree, they shall select a firm of independent certified public accountants which shall determine the charges properly allocable to the recipient and shall, within a reasonable time, submit such determination, together with the basis therefor, in writing to both parties whereupon such determination shall be binding. The expenses of any such determination by a firm of independent certified public accountants shall be borne as determined to be equitable by such accountants.

3. PAYMENT. The provider shall submit to the recipient within thirty (30) days of the end of each calendar month (or such other interval not greater than quarterly as such parties may agree), a written statement of the amount estimated to be owed by the recipient to the provider for services and the use of facilities pursuant to this Agreement in that calendar month (or interval) and the recipient shall pay to the provider within thirty (30) days following receipt of such written statement the amount set forth in the statement.

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4. ACCOUNTING RECORDS AND DOCUMENTS. The provider shall be responsible for maintaining full and accurate accounting records of all services rendered and facilities used pursuant to this Agreement and such additional information as the recipient may reasonably request for purposes of its internal bookkeeping and accounting operations. The provider shall keep such accounting records insofar as they pertain to the computation of charges hereunder available at its principal offices for audit, inspection and copying by the recipient or any governmental agency having jurisdiction during all reasonable business hours.

5. OTHER RECORDS AND DOCUMENTS. Each party shall maintain appropriate records identifying the nature and type of each service requested and provided pursuant to this Agreement, and the person requesting any substantial or ongoing service. All books, records, and files established and maintained by the provider by reason of its performance under this Agreement which, absent this Agreement, would have been held by the recipient shall be deemed the property of such recipient, and, together with records called for pursuant to the first sentence of this paragraph, shall be subject to examination by it and persons authorized by it at all times, and shall be delivered to it on demand.

6. LIABILITY; USE OF SERVICES OR FACILITIES. As services are being performed and facilities made available by a provider, such provider shall have no liability for any action taken or omitted by it in furnishing services and facilities under this Agreement, in good faith and without gross negligence.

7. TERMINATION. This Agreement shall terminate upon the termination of that certain Agreement of Association dated March 25, 1989 between the parties hereto, as amended from time to time, or upon order issued by the Director of the Department of Business Regulation.

8. SETTLEMENT ON TERMINATION. No later than ninety (90) days after the effective date of termination, each party which has provided services shall deliver to the other a detailed written statement for all charges incurred and not included in any previous statement to the effective date of termination. The amounts owed hereunder shall be due and payable within thirty (30) days of receipt of such statement.

9. ASSIGNMENT AND ADDITIONAL PARTIES. This Agreement and any rights pursuant hereto shall not be assignable by any party hereto, except by operation of law. Except as and to the extent specifically provided in this Agreement, nothing in this

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Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, or their respective legal successors, any rights, remedies, obligations or liabilities, or to relieve any person other than the parties hereto, or their respective legal successors, from any obligations or liabilities that would otherwise be applicable.

10. GOVERNING LAW. This Agreement is made pursuant to and shall be governed by, interpreted under, and the rights of the parties determined in accordance with, the laws of the State of Rhode Island.

11. NOTICE. All notices, statements or requests provided for hereunder shall be deemed to have been duly given by one party to another when delivered by hand to an officer of the other party, or when deposited with the U.S. Postal Service, as certified or registered mail, postage prepaid, addressed to a party at its principal executive offices as such address appears on its most recent annual statement, attention: Chief Executive Officer, or to such other person or place as that party may from time to time designate by written notice sent as aforesaid.

12. ENTIRE AGREEMENT. This Agreement, together with such Amendments as may from time to time be executed in writing by the parties, constitutes the entire Agreement between the parties with respect to the subject matter hereof.

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EXTENSION OF EFFECTIVE DATE OF

CONFIRMATION OF SUCCESSOR AGREEMENT

This Extension of Effective Date of Confirmation of Successor Agreement (the “Successor Agreement”) is entered into by and between Linda L. Ruthardt, as Trustee (the “Trustee”) of Abington Mutual Liquidating Trust, Patrons Fire Insurance Company of Rhode Island, (“Patrons Rhode Island”), and Patrons Mutual Insurance Company of Connecticut (“Patrons Connecticut”).

For good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties hereto agree that the second sentence of Paragraph 4 of the Successor Agreement is amended to read as follows:

If the Effective Date does not occur prior to August 30, 1996, this Successor Agreement shall become null and void, without recourse to the parties hereto.

The Successor Agreement shall in all other respects remain unchanged.

The undersigned have executed this Extension as a sealed instrument as of the 15th day of August, 1996.

ABINGTON MUTUAL LIQUIDATING TRUST

By:	/s/ J. David Leslie
Linda L. Ruthardt, as Trustee of Abington Mutual Liquidating Trust, by her attorney, J. David Leslie

PATRONS FIRE INSURANCE COMPANY OF RHODE ISLAND

By:	/s/ J. David Leslie
Ralph A. Spunzo, President, by his attorney,
J. David Leslie

PATRONS MUTUAL INSURANCE COMPANY OF CONNECTICUT

By:	/s/ Terence M. Fracassa
William Siclari, President, by his attorney, Terence M. Fracassa

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in multiple counterparts by their respect officers duly authorized so to do as of the day and year first above written.

Patrons Mutual Insurance Company of Connecticut

By:

Patrons Fire Insurance Company of Rhode Island

By :

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FIRST AMENDMENT

to

MANAGEMENT SERVICES AGREEMENT

among

PATRONS FIRE INSURANCE COMPANY OF RHODE ISLAND

PATRONS MUTUAL INSURANCE COMPANY OF CONNECTICUT

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY

and

STATE AUTO PROPERTY & CASUALTY INSURANCE COMPANY

This First Amendment to Management Services Agreement (“First Amendment”), dated as of December 14, 2007, amends the Management Services Agreement (the “Management Agreement”), dated as of August 30, 1996, by and between Patrons Fire Insurance Company of Rhode Island (“Patrons Rhode Island”) and Patrons Mutual Insurance Company of Connecticut (“Patrons Connecticut”) as follows:

RECITALS

WHEREAS, Patrons Rhode Island and Patrons Connecticut have previously entered into the Management Agreement; and

WHEREAS, Patrons Connecticut and Patrons Rhode Island will affiliate their business operations with State Automobile Mutual Insurance Company (“SAM”) upon the closing of the transactions contemplated by the Amended and Restated Affiliation Agreement (the “Restated Affiliation Agreement”), by and among SAM, Patrons Connecticut and Litchfield Mutual Fire Insurance Company; and

WHEREAS, the parties intend to add SAM and State Auto Property & Casualty Insurance Company (“SAP&C”) as parties to the Management Agreement in order for SAM and SAP&C to provide supplemental management services to Patrons Connecticut and Patrons Rhode Island.

STATEMENT OF AGREEMENT

In consideration of the mutual covenants set forth herein and INTENDING TO BE LEGALLY BOUND HEREBY, the parties to this First Amendment agree to amend the Management Agreement as follows:

1.	Capitalized terms used in this First Amendment (including the Recitals) which are not otherwise defined herein shall have the meanings ascribed to such terms in the Management Agreement.

2.

Upon the Effective Date (as defined below) of this First Amendment, SAM and SAP&C shall become parties to and shall be bound by all the terms and conditions of the Management Agreement, with employees of SAP&C providing such executive, administrative, technical, and professional support as agreed upon by the parties and SAM providing such data processing equipment, office supplies and equipment, furniture and fixtures, automobiles and other items of tangible personal property or facilities as agreed upon by the parties.

3.	Section 1.(a) “Services” of the Management Agreement is hereby deleted in its entirety and replaced by the following:

“(a) Services. Each party agrees, to the extent requested by the others, to perform services of a type similar to that which provider customarily performs in the course of its own insurance operations for the recipient as such recipient may determine to be reasonably necessary in the conduction of its insurance operations. The services which a provider shall perform in whole or in part for the recipient may include, but need not be limited to: accounting, tax and auditing services, legal services, actuarial services, employee benefit plans and personnel administration, sales services, software development services, electronic data processing operations, communications operations and investment services. The cost and expense of the services Patrons Connecticut provides to Patrons Rhode Island hereunder shall be allocated to Patrons Rhode Island in accordance with the terms of the Inter-Company Expense Agreement, as amended (the “Expense Agreement”), by and between Patrons Connecticut and Patrons Rhode Island, a copy of which is attached hereto as Exhibit A. The cost and expense of the services, equipment and facilities provided by SAP&C and SAM to Patrons Connecticut and Patrons Rhode Island pursuant to the terms hereunder shall be allocated to Patrons Connecticut and Patrons Rhode Island in accordance with the terms of the Expense Agreement and in accordance with the terms of the State Auto Reinsurance Pooling Agreement (the “State Auto Pooling Agreement”), a copy of which is attached hereto as Exhibit B.”

4.	Section 4 of the Management Agreement is hereby deleted in its entirety and replaced by the following:

“The provider shall be responsible for maintaining full and accurate accounting records of all services rendered and facilities used pursuant to this Agreement and such additional information as the recipient may reasonably request for purposes of its internal bookkeeping and accounting operations. Expenses shall be apportioned in accordance with statutory accounting principles consistently applied. The books, accounts, and records shall be so maintained as to clearly and accurately disclose the nature and details of the transactions including such accounting information as is necessary to support the expenses apportioned to the respective parties. The provider shall keep such accounting records insofar as they pertain to the computation of charges hereunder available at its principal offices for audit, inspection and copying by the recipient or any governmental agency having jurisdiction during all reasonable business hours.”

5.	Section 7 of the Management Agreement is hereby deleted in its entirety and replaced with the following:

“TERMINATION. This Agreement may be terminated with respect to any party by action of such party’s Board of Directors and upon ninety (90) days’ prior written notice to the other parties hereto.

6.	Section 10 of the Management Agreement is hereby deleted in its entirety and replaced with the following:

“This Agreement is made pursuant to and shall be governed by, interpreted under, and the rights of the parties determined in accordance with, the laws of the State of Connecticut.”

7.	The following is hereby added to the Management Agreement as new Section 13:

“AMENDMENT. This Agreement may be amended by mutual consent of the parties. Except as provided herein, no alteration or variation of the terms of this Agreement shall be valid unless made in writing and signed by all the parties to this Agreement. Furthermore, no alteration or variation of the terms of this Agreement shall be valid unless prior approval for such alteration or variation has been received from the Commissioners of the Ohio and the Connecticut Departments of Insurance.”

8.

This First Amendment shall be effective (the “Effective Date”) as of the Patrons Closing Date (as defined in the Restated Affiliation Agreement). Notwithstanding the foregoing, the effectiveness of this First Amendment is subject to the receipt of all regulatory consents required to implement the terms of this First Amendment. Until such time as all such regulatory consents have been obtained, this First Amendment shall not become operative to amend the Management Agreement in any manner whatsoever and shall be of no force or effect.

9.

This First Amendment constitutes an integral part of the Management Agreement. In the event of any inconsistencies between the provisions of the Management Agreement and this First Amendment, the provisions of this First Amendment shall control. Except as expressly amended hereby, the terms and provisions of the Management Agreement shall continue in full force and effect without change for the balance of the term thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and year first above written.

PATRONS MUTUAL INSURANCE COMPANY OF CONNECTICUT

By:	/s/ William Siclari
William Siclari, President

PATRONS FIRE INSURANCE COMPANY OF RHODE ISLAND

By:	/s/ William Siclari
William Siclari, President

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY

By:	/s/ Robert P. Restrepo, Jr.
Robert P. Restrepo, Jr., President

STATE AUTO PROPERTY & CASUALTY INSURANCE COMPANY

By:	/s/ Robert P. Restrepo, Jr.
Robert P. Restrepo, Jr., President

EXHIBIT A

Inter-Company Expense Agreement

EXHIBIT B

State Auto Reinsurance Pooling Agreement